FOR IMMEDIATE RELEASE    FOR FURTHER INFORMATION CONTACT:
---------------------    --------------------------------
November 21, 2005        Gary N. Pelehaty, President and Chief Executive Officer
                                            (609) 298-0723

                            FARNSWORTH BANCORP, INC.
                             Announces 2005 Earnings

         Bordentown, New Jersey -- November 18, 2005 - Farnsworth Bancorp, Inc. (OTC Bulletin Board "FNSW"), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the fiscal year ended September 30, 2005, it had net income of $336,000 or $.51 per share, as compared to net income of $606,000 or $1.22 per share, for the fiscal year ended September 30, 2004. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the decrease in earnings during the 2005 fiscal year to rising interest rates and increased regulatory compliance costs.

         Total assets of the Company were $104 million at September 30, 2005 as compared to $95.6 million at September 30, 2004. Stockholders' equity was $9.2 million or $14.21 per share at September 30, 2005, as compared to $7.3 million or $13.70 per share at September 30, 2004.

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.